Exhibit 99.1

ETHYL CORPORATION ANNOUNCES FIRST QUARTER 2003 RESULTS

•	Petroleum additives profits improve significantly
•	Debt reduced $42 million
•	Refinancing completed in April
•	Phenolic Antioxidant business sale completed
•	TEL profits decline

Richmond, VA, May 6, 2003 – Ethyl Corporation (NYSE:EY) – President and Chief Executive Officer, Thomas E. (Teddy) Gottwald today released the following earnings report for the first quarter 2003 and an update on the company’s operations.

Earnings from continuing operations excluding nonrecurring items for first quarter 2003 were slightly lower than first quarter last year on this same basis. Results on this basis for first quarter 2003 were a loss of $100 thousand or about $.01 per share while results for the first quarter last year were break even. Net income for this year and last year’s first quarter include significant nonrecurring items. Including these items, net income for the first quarter 2003 amounted to $16.3 million or $.98 per share while first quarter last year was a net loss of $1.6 million or $.10 per share. The nonrecurring items are included in the summary of earnings chart at the end of this press release.

Petroleum additives segment operating profit improved significantly. Results from continuing operations, excluding nonrecurring items grew 29 percent over first quarter last year. Net sales were up 19 percent, with each major region showing improvement. The continuing improvement in petroleum additive earnings and sales reflects the continued success of the close partnership of our customers and our technical, marketing, sales and product supply personnel. We continue to focus our efforts to help our customers grow their business and reduce their operating costs through solutions provided by our products and services.

As expected Tetraethyl lead (TEL) earnings were lower in first quarter 2003 reflecting the timing of shipments and the continuing decline of this market. The TEL segment has historically been characterized by large swings in quarterly profitability, as is the case this quarter. TEL continues to provide strong cash flows to our company.

Our earnings also benefited from lower interest expense as we made excellent progress on debt reduction. During the first quarter of this year we reduced debt $42 million. This significant reduction in debt included $27 million from the sale of our phenolic antioxidant business in January 2003.

On April 30th, 2003, we entered into a new long-term financing structure. The new structure includes $150 million in senior notes due 2010, $115 million in a bank term loan facility due 2009, and a $50 million revolving credit facility due 2008. The proceeds were used to repay previously existing loan agreements that were due in March 2004 as well as other company debt. This structure will provide us with the financial base and flexibility we need to grow our business and increase shareholder value. A summary of the new financing structure is attached to this release.

We are extremely pleased with the continuing improvement in the profitability of our petroleum additives segment as well as our progress on debt reduction. Due primarily to fluctuations in the TEL business, we expect to continue to see significant quarterly variations in our company-wide 2003 results. We remain concerned about certain aspects of the global economy and expect to see the negative impact of raw material increases in the second and third quarter of this year. There will be several one-time expenses flowing through our second quarter income and cash flow statements that are associated with establishing the new loan and paying off the old loans. While we continue to expect that the increase in profits in our Petroleum Additives segment will offset the declines in TEL for the year 2003, we plan to discontinue comments on specific earnings projections after this earnings release.

Sincerely,

Teddy Gottwald

Earnings for the first quarter for both 2003 and 2002 include significant nonrecurring items. A summary of earnings totaling net income under generally accepted accounting principles is included below as part of the earnings release.

Summary of Earnings for the First Quarter

	First Quarter March 31
	2003	2002
Net income (loss):
Earnings excluding discontinued operations and nonrecurring items	$(0.1)	$—
Discontinued operations including 2003 gain on sale of phenolic antioxidant business (1)	14.8	.9
Nonrecurring items (1)	1.6	(2.5)

Net income (loss)	$16.3	$(1.6)

Basic and diluted earnings (loss) per share:
Earnings excluding discontinued operations and nonrecurring items	$(0.01)	$—
Discontinued operations including 2003 gain on sale of phenolic antioxidant business (1)	0.89	0.05
Nonrecurring items (1)	0.10	(0.15)

Net income (loss)	$0.98	($0.10)

(1) Details included in notes to accompanying financial statements.

Summary of New Finance Structure

The senior notes for $150 million bear interest at a fixed rate of 8.875% and are due in 2010.

The bank term loan is for $115 million and has a variable interest rate of LIBOR plus 450 basis points. The term loan matures in April 2009 and has scheduled quarterly payments beginning in June 2003.

The revolver is a $50 million facility for working capital and letter of credit issuance purposes. It bears interest at LIBOR plus 400 basis points.

The credit facilities contain covenants, representations, and events of default typical of a credit agreement of this nature. The financial covenants include:

•	A minimum net worth;
•	A maximum debt to earnings before interest, taxes, depreciation and amortization (EBITDA);
•	A maximum senior debt to EBITDA;
•	Limitations on capital expenditures;
•	An interest coverage ratio; and
•	Restrictions on payments of dividends and stock repurchases.

Some of the information contained in this press release constitutes forward-looking comments within the meaning of the Private Securities Litigation Reform Act of 1995. Although Ethyl’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations. Factors that could cause actual results to differ from expectations are included in Ethyl’s latest annual report to shareholders, which is available upon request.

To the extent that this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. For management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Ethyl’s financial condition and results of operations, see the Form 8-K furnished to the Securities and Exchange Commission on May 6, 2003.

CONTACT: Ethyl Corporation, Richmond

Investor Relations

David A. Fiorenza, 804-788-5555

Fax: 804-788-5688

Email: investorrelations@ethyl.com

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In millions except per share amounts, unaudited)

ETHYL CORPORATION AND SUBSIDIARIES

	Three Months Ended March 31
	2003	2002
Net sales:
Petroleum additives	$171.8	$144.5
Tetraethyl lead	1.7	1.7

Total	$173.5	$146.2

Segment operating profit:
Petroleum additives before nonrecurring items	$11.9	$9.2
Nonrecurring items (a)	0.1	(1.5)

Total petroleum additives	12.0	7.7
Tetraethyl lead before nonrecurring items	1.5	4.5
Nonrecurring items (a)	2.4	(1.6)

Total tetraethyl lead	3.9	2.9
Segment operating profit	15.9	10.6
Add back current year nonrecurring item to reconcile Segment Reporting to Consolidated Statements of Income (b)	(2.5)	3.1
Corporate unallocated expense	(4.6)	(2.3)
Interest expense	(4.8)	(7.0)
Pension expense	(1.4)	(1.4)
Other (expense), net	(2.8)	(3.1)

Loss from continuing operations before income taxes	$(0.2)	$(0.1)

Net income (loss):
Earnings excluding nonrecurring items and discontinued operations	$(0.1)	$—
Nonrecurring items (a)	1.6	(2.5)
Discontinued operations (c)	14.8	0.9

Net income (loss):	$16.3	$(1.6)

Basic and diluted earnings (loss) per share: (d)
Earnings excluding nonrecurring items and discontinued operations	$(0.01)	$—
Nonrecurring items (a)	0.10	(0.15)
Discontinued operations (c)	0.89	0.05

Net income (loss)	$0.98	$(0.10)

Notes to Segment Results and Other Financial Information

Prior periods have been reclassified to conform to the current presentation.

(a)	Nonrecurring items after income taxes are shown below. The gain on the implementation of Statement of Financial Accounting Standards (SFAS) No. 143, as well as the impairment of goodwill are included in segment operating profit.

Gain on implementation of SFAS No. 143	$1.6	$—
Impairment of goodwill	—	(2.5)

	$1.6	$(2.5)

(b)	For segment reporting, the 2003 gain on the implementation of SFAS No. 143, as well as the 2002 impairment of goodwill, is shown in operating profit as nonrecurring items. In the Consolidated Statement of Income, these items are shown as cumulative effect of accounting changes in both years.

(c)	Discontinued operations reflect the phenolic antioxidant business, which was sold in January 2003. The first quarter 2003 amount is the gain on the disposal of the business ($23.2 million before tax). The first quarter 2002 amount represents the earnings of the business.

(d)	Basic and diluted earnings (loss) per share have been adjusted for all periods presented to reflect the 1-for-5 reverse stock split.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts, unaudited)

ETHYL CORPORATION AND SUBSIDIARIES

	Three Months Ended
	March 31
	2003	2002

Net sales	$173,466	$146,176
Cost of goods sold	137,406	116,118

Gross profit	36,060	30,058

TEL marketing agreements services	3,001	5,716

Selling, general, and administrative expenses	20,588	16,130
Research, development, and testing expenses	13,682	12,006

Operating profit	4,791	7,638

Interest and financing expenses	4,802	7,038
Other expense, net (a)	(198)	(686)

Loss from continuing operations before income taxes	(209)	(86)
Income tax benefit	(72)	(96)

(Loss) income from continuing operations	(137)	10

Discontinued operations (b)
Gain on disposal of business (net of tax)	14,805	—
Income from operations of discontinued business (net of tax)	—	873

Income before cumulative effect of accounting changes	14,668	883

Cumulative effect of accounting changes (net of tax) (c)	1,624	(2,505)

Net income (loss)	$16,292	$(1,622)

Basic and diluted earnings (loss) per share (d):
(Loss) earnings from continuing operations	$(0.01)	$—
Discontinued operations (net of tax) (b)	0.89	0.05
Cumulative effect of accounting changes (net of tax) (c)	0.10	(0.15)

	$0.98	$(0.10)

Shares used to compute basic earnings (loss) per share (d)	16,689	16,689

Shares used to compute diluted earnings (loss) per share (d)	16,689	16,814

Notes to Consolidated Statements of Income

Prior periods have been reclassified to conform to the current presentation.

(a)	Other expense for the first quarter 2002 includes $1.3 million of expenses related to debt refinancing activities.

(b)	Discontinued operations reflect the phenolic antioxidant business, which was sold in January 2003. The gain on the disposal of this business was $23.2 million ($14.8 million after tax or $.89 per share.)

(c)	The cumulative effect of accounting change in the first quarter 2003 reflects the gain of $2.5 million ($1.6 million after tax or $.10 per share) recognized upon the adoption of Statement of Financial Accounting Standard (SFAS) No. 143 on January 1, 2003. The first quarter 2002 amount reflects the impairment of goodwill of $3.1 million ($2.5 million after tax or $.15 per share) resulting from the January 1, 2002 adoption of SFAS No. 142.

(d)	The number of shares, as well as basic and diluted earnings (loss) per share, have been adjusted to reflect the 1-for-5 reverse stock split.

CONSOLIDATED BALANCE SHEETS

(In thousands)

ETHYL CORPORATION AND SUBSIDIARIES

	March 31 2003 (unaudited)	December 31 2002
ASSETS
Current assets:
Cash and cash equivalents	$15,603	$15,478
Restricted cash	500	683
Trade and other accounts receivable, less
allowance for doubtful accounts ($1,109—2003;
$911—2002)	130,856	124,430
Receivable—TEL marketing agreements services	4,486	7,418
Inventories	103,675	104,046
Deferred income taxes and prepaid expenses	20,573	16,571
Assets of discontinued operations (a)	—	4,323

Total current assets	275,693	272,949

Property, plant and equipment, at cost	751,209	746,237
Less accumulated depreciation and amortization	557,773	547,518

Net property, plant and equipment	193,436	198,719

Prepaid pension cost	23,844	24,995
Deferred income taxes	9,735	9,494
Other assets and deferred charges	77,615	80,756
Intangibles, net of amortization	68,039	69,338

Total assets	$648,362	$656,251

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$49,609	$44,130
Accrued expenses	42,601	38,778
Long-term debt, current portion	9,163	40,537
Income taxes payable	15,008	6,288

Total current liabilities	116,381	129,733

Long-term debt	238,883	249,530
Other noncurrent liabilities	122,984	123,910
Shareholders' equity
Common stock ($1 par value) Issued—16,689,009 in 2003 and 2002	16,689	16,689
Additional paid in capital	66,766	66,766
Accumulated other comprehensive loss	(28,550)	(29,294)
Retained earnings	115,209	98,917

	170,114	153,078

Total liabilities and shareholders' equity	$648,362	$656,251

Notes to the Consolidated Balance Sheets

(a)	Assets of discontinued operations reflect the accounts of the phenolic antioxidant business sold in January 2003.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

ETHYL CORPORATION AND SUBSIDIARIES

	Three Months Ended March 31
	2003	2002
Cash and cash equivalents at beginning of year	$15,478	$12,382

Cash flows from operating activities:
Net income (loss)	16,292	(1,622)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	12,589	14,188
Prepaid pension cost	1,389	1,477
Cumulative effect of accounting changes	(2,549)	3,120
Gain on sale of phenolic antioxidant business	(23,196)	—
TEL working capital advance	779	(322)
Deferred income tax expense (benefit)	2,029	(2,241)
Working capital changes	3,366	(7,276)
Legal settlement	4,825	—
Other, net	3,173	471

Cash provided from operating activities	18,697	7,795

Cash flows from investing activities:
Capital expenditures	(1,818)	(2,358)
Proceeds from sale of phenolic antioxidant business	27,020	—
Prepayment for TEL marketing agreements services	—	(3,200)
Other, net	3	(6)

Cash provided from (used in) investing activities	25,205	(5,564)

Cash flows from financing activities:
Repayment of debt	(41,890)	(38,640)
Net borrowings	—	37,840
Debt issuance costs	(1,756)	(1,982)
Other, net	(131)	(124)

Cash used in financing activities	(43,777)	(2,906)

Increase (decrease) in cash and cash equivalents	125	(675)

Cash and cash equivalents at end of period	$15,603	$11,707